----------PRESS RELEASES----------

[LMKI LOGO HERE]



       LMKI ANNOUNCES THE RETIREMENT OF MORE THAN TWELVE MILLION SHARES OF COMMON STOCK AND TWO MILLION UNEXERCISED OPTIONS HELD BY WILLIAM J. KETTLE


     PER AN AMENDMENT TO WILLIAM J. KETTLE'S SEVERANCE AGREEMENT, LMKI WILL
         REDUCE ITS ISSUED AND OUTSTANDING COMMON SHARES SIGNIFICANTLY


IRVINE, California - NOVEMBER 28, 2000 - LMKI (OTCBB: LMKI), a single source Managed Service Provider (MSP), today announced that the Company has retired more than twelve million shares of its issued and outstanding common stock and two million unexercised options held by William J. Kettle.


Under the agreement, LMKI will pay an aggregate amount of $1,000,000 for cancellation of the shares and options. The purchase price will be added to the principal of the existing promissory note owed to Mr. Kettle and will be paid during the 2001 fiscal year for immediate cancellation of the shares and options. The promissory note is secured by the pledge of 5,000,000 shares of common stock owned by Bryan L. Turbow, President and CEO, LMKI.


"This transaction dramatically increases shareholder value by reducing the number shares outstanding, and by decreasing the number of shares expected to be sold in the open market. This transaction is accretive to our shareholder value, and is expected to facilitate future financing by the Company," stated Bryan L. Turbow, President and CEO, LMKI.


As a result of this cancellation, Kettle will own less than 2,000,000 shares of common stock and is no longer a majority shareholder. Additionally, LMKI agreed to permit Kettle to gift 971,000 shares of LMKI common stock to SpeeDSL, provided that SpeeDSL does not sell more than 5,000 shares a day.


ABOUT LMKI

         LMKI (OTCBB:LMKI) IS A SINGLE SOURCE MANAGED SERVICE PROVIDER (MSP) SPECIALIZING IN PRIVATE NETWORKING, BROADBAND INTERNET ACCESS, INTERNET AND INTRANET BASED WEB HOSTING, HOSTED APPLICATION SERVICES, INTELLIGENT ROUTING AND CONTENT DELIVERY SERVICES, NETWORK AND SYSTEMS MANAGEMENT, AND PROFESSIONAL SERVICES. LMKI'S EXTENSIVE EXPERIENCE IN DEPLOYING ENTERPRISE PRIVATE NETWORKING SOLUTIONS HAS RESULTED IN A PROPRIETARY TECHNOLOGY CALLED REAL PRIVATE NETWORK(TM) (RPN) (TM). OUR RPN(TM) INFRASTRUCTURE ENABLES CUSTOMERS TO OUTSOURCE ALL OF THEIR BUSINESS COMMUNICATIONS NEEDS, WHILE ENSURING THE HIGHEST LEVEL OF SECURITY AND RELIABILITY. OUR SOLUTIONS OFFER UNPARALLELED VALUE THROUGH OUR PROPRIETARY NETWORK DESIGN AND ENABLING TECHNOLOGIES, WHICH EFFICIENTLY LEVERAGE OUR PARTNERS' NETWORK CAPACITY.

         More information regarding lmki may be found at www.lmki.net or by sending e-mail to investor@lmki.net. For sales inquiries, send e-mail to sales@lmki.net, for agent inquiries, send e-mail to agent@lmki.net.


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         "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995: EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS COULD BE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE INCLUDE UNCERTAINTIES IN THE MARKET, COMPETITION, LEGAL, SUCCESS OF MARKETING EFFORTS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION IN THIS RELEASE.


Company Contact:
LMKI, Inc.
Barry Turbow/EVP Business Development
(949) 794-3000
investor@lmki.net
www.lmki.net


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